Alain Castro	Ener-Core, Inc.
Chief Executive Officer	9400 Toledo Way
Irvine, CA 92618

949-616-3300
949-616-3399 Fax

September 4, 2013

John Meehan
Meehan Holdings, LLC

9400 Toledo Way
Irvine, CA 92618

Re: Landlord Consent to Assignment & Sublease

Dear John:

Meehan Holdings, LLC, a California limited liability company (“Meehan”) has executed a Consent to Assignment and Sublease, dated the same day hereof (“Consent”), consenting to the assignment of a lease dated as of May 26, 2011 for approximately 32,649 rentable square feet in a freestanding building located at 9400 Toledo Way, Irvine, California 92618 (“Lease”), in its entirety to Ener-Core, Inc., a Nevada corporation (“Ener-Core”), pursuant to that certain Assignment and Assumption of Lease (“Assignment”), between Ener-Core and FlexEnergy, Inc., and related documents.

Pursuant to the Assignment and Consent of the Lease, Ener-Core agrees as follows:

(i)	Prepayment of Rent
a.	On or before September 30, 2013, Ener-Core shall make a prepayment of Rent (as defined in Section 4.1 of the Lease) of $26,043.80, which prepayment shall be applied to the December 2014 Rent payment. Upon such prepayment, no additional payment of Rent shall be due for December 2014.
b.	On or before July 31, 2014, Ener-Core shall make an additional prepayment of Rent of $26,825.12, which prepayment shall be applied to the December 2015 Rent payment. Upon such prepayment, no additional payment of Rent shall be due for December 2015.
(ii)	Notice of Default
a.	Ener-Core shall make reasonable efforts to notify landlord in a timely manner of any event which may lead to Default (as defined by Section 13.1 of the Lease).

Ener-Core, Inc.

By:	/s/ Alain Castro
Name:	Alain Castro
Title:	CEO

ACKNOWLEDGED AND AGREED TO BY:

Meehan Holdings, LLC

By:	/s/ John Meehan
John Meehan

ENER-CORE.COM